Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates Receives Nasdaq Letter

Monett, MO, May 22, 2015 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced that, as anticipated, it has received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company of its noncompliance with NASDAQ Listing Rule 5250(c)(1) as a result of the Company’s filing of a Notification of Late Filing on Form 12b-25 on May 11, 2015. In the Form 12b-25, the Company indicated that the filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (the “Form 10-Q”) will be delayed until after the completion of a restatement of the Company's previously-filed financial statements included in the Company's Form 10-K for the fiscal year ended June 30, 2014 and in its Form 10-Q for the period ended September 30, 2014.
Previously, the NASDAQ had granted the Company an exception until June 30, 2015 to file its delinquent Form 10-Q for the period ended December 31, 2014. As a result of this additional delinquency, the NASDAQ letter notes that the Company is required to submit by June 3, 2015 an update to its original plan to regain compliance with NASDAQ’s filing requirements for continued listing.
The Company’s management and its independent registered accounting firm, Deloitte & Touche LLP, continue to work diligently to complete the restated financial statements, and the Company intends to regain compliance with the NASDAQ’s filing requirements.
The Company expects to file its Quarterly Report on Form 10-Q for the three months ended December 31, 2014 and March 31, 2015 as soon as practicable. The Company presently expects that the filings will be made by June 30, 2015.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.